Exhibit 5.15

CONSENT OF B. WANG

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Bing Wang
By:	Bing Wang, P. Eng.
Senior Associate, Technical Advisor
AMEC FOSTER WHEELER

Dated: March 28, 2018